Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated the 22nd day of October, 2001, by and among Virginia Financial Group, Inc. (the “Company”), Planters Bank & Trust Company (the “Bank”), and William Daniel Stegall (the “Executive”).

In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

I . Employment and Duties. The Executive agrees to accept and perform the managerial duties and responsibilities of President, Chief Executive Officer, and Director of the Bank, the Company’s wholly owned subsidiary. The Executive agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the board of directors of the Bank or their respective designees. As President and Chief Executive Officer, the Executive shall have general supervision over, responsibility for and control over the other officers, agents and employees of the Bank and its subsidiaries, shall have the power to hire all employees of the Bank and its subsidiaries other than any officer or prospective officer whom the board directs to be employed with a written employment contract entered into or approved by the board of directors of the Company (after notifying the Executive and providing him an opportunity to comment) and other than the employee in charge of the internal auditing function for the Company or the Bank (the “internal auditor”). The Executive shall have the power to discharge all employees of the Bank and its subsidiaries, other than any officer with a written employment contract entered into or approved by the board of directors of the Bank and other than the internal auditor. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or service to which would generate good will for the Company, the Bank, or their respective subsidiaries.

2. Term. The term of employment of the Executive under of this Agreement shall be deemed to have commenced on October 22, 2001 and continues through December 31, 2004, unless terminated or extended as hereinafter provided. This Agreement shall be extended for an additional year annually following the original term unless either party notifies the other in writing at least ninety (90) days prior to the end of the original term, or the end of any additional one-year term, that the Agreement shall not be extended beyond its current term.

3. Salary. During the first year of this Agreement, the Company shall pay the Executive an annual base salary not less than $150,000.00. Such base salary shall be paid to the Executive in accordance with established payroll practices of the Company.

4. Benefits.

(a) During the term of this Agreement, the Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or the Bank provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and a retirement plan; provided however, a reasonable transition period following any change of control, merger, statutory share exchange, consolidation, acquisition or transaction involving the Company or any of its subsidiaries shall be permitted in order to make appropriate adjustments in compliance with this Section 4(a). The Company will allow the Executive to participate in the Executive Deferred Compensation Plan to help the Executive retire at age 65 at an appropriate percentage of base salary.

(b) The Company shall provide the Executive the opportunity to receive stock options, restricted stock, and other benefits under the Company’s Incentive Stock Option Plan. These benefits are awarded by the Company’s board of directors on recommendation by the Bank’s board of directors and are further described in materials available from the Company’s board. The Executive shall be eligible to participate to the extent and in the manner provided by the board of directors of the Company in its sole discretion. At present, the board has awarded the Executive over the course of this contract the right to earn stock options vesting in 5 years and restricted stock vesting in 3 years that, in aggregate, may equal approximately 20% of the Executive’s initial base annual salary, according to the calculations used by the board, with the additional right to earn acceleration of the vesting of those benefits. The exact numbers of stock options and shares of restricted stock and the planned grant dates will be more particularly disclosed in a letter from the board and other agreements.

(c) The Executive shall be entitled to four weeks vacation annually without loss of pay, prorated for the first calendar year of employment through December 31.

(d) The Bank will pay the Executive’s country club initiation fee and dues to the Country Club of Staunton on such basis as may be determined by the board of directors of the Company from time to time.

(e) During the term of this Agreement, the Bank shall provide the Executive with an appropriate automobile as determined by the board of directors of the Bank.

5. Reimbursement of Expenses. The Bank shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions. However, the Bank reserves the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior board approval of the expenses.

6. Termination of Employment.

(a) Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. In the event of termination due to death of the Executive, his survivors, designees or estate shall continue to receive, in addition to all other benefits accruing upon death, full compensation hereunder for a period of three (3) months following the month in which his death occurred. If the Bank determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement upon thirty (30) days’ written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties. “Incapacity” shall mean the failure of the Executive to perform his assigned duties with the Bank on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Bank for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee.

(b) Termination by Bank With or Without Cause. The Bank may terminate the Executive’s employment during the term of this Agreement, with or without cause. For purposes of this Agreement, “cause” shall include but not be limited to:

(i) willful misconduct of the Executive in connection with the performance of his duties which the Bank believes does or may result in material harm to the Bank or the Company;

(ii) misappropriation of funds or property of the Bank or Company by the Executive;

(iii) fraud, disloyalty or dishonesty;

(iv) the failure of the Executive to perform any of the duties and responsibilities required by his job (other than by reason of Incapacity);

(v) the Executive’s conviction of any felony, misdemeanor, or any other crime involving moral turpitude; or

(vi) breach of the Executive’s fiduciary duties owed to the Bank and the Company or any of their affiliates.

(c) Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purpose of this Agreement, “Good Reason” shall mean:

(i) the continued assignment to the Executive of duties inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 1 hereof,

(ii) any action taken by the Bank or the Company which results in a substantial reduction in the status of the Executive, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive;

(iii) the relocation of the Executive to any other primary place of employment which might require him to move his residence which, for this purpose, includes any reassignment to a place of employment located more than 120 miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation;

(iv) any failure by the Bank to comply substantially with the provisions of Sections 3 and 4 hereof, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive; or

Notwithstanding the above, “Good Reason” shall not include the removal of the Executive as an officer of any subsidiary of the Company (including the Bank) in order that he might concentrate his efforts on the Company.

(d) Termination by Resignation. If the Executive resigns or voluntarily leaves the employment of the Bank without Good Reason, the Bank’s and the Company’s obligations to the Executive under this Agreement shall terminate, and the Bank and the Company shall have no further liability to the Executive hereunder after the effective date of such resignation except that the Executive shall not be denied any benefits due to him under any plan subject to the provisions of ERISA or a plan under which he has a vested interest.

(e) Disability. If payments under a long term disability policy or plan shall cease due to discontinuance of the plan for failure for any reason of the provider of such policy to continue to make payments, the Bank will provide the benefits to the Executive in accordance with the terms of such policy or plan as if it were still in full force and effect. Notwithstanding the above, in no event shall the Bank’s obligation under this subparagraph be for more than two years.

7. Obligations of the Bank Upon Termination.

(a) Without Cause; Good Reason. Except as set forth in Sections 7(b) and 7(c) below, if during the term of this Agreement, the Bank shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, the Bank will pay to the Executive in a lump sum within thirty (30) days after the termination of employment the sum of the Executive’s annual base salary through the date of termination to the extent not theretofore paid and the balance of the Executive’s annual base salary for a period of twelve (12) months from the date of termination of employment. In addition, the Bank shall maintain in full force and effect for the Executive’s continued benefit and pay premiums as provided for the Executive prior to withdrawal of the Executive, until twelve (12) months from the date of termination of employment, all health and insurance plans as required by federal law, and provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. If the Bank reasonably determines that maintaining such health and insurance plans in full force and effect for the benefit of the Executive until twelve months from the date of termination of employment is not feasible, the Company shall pay the

Executive a lump sum equal to the estimated cost of maintaining such plans for the Executive for eighteen months. The Bank also will allow the Executive to continue to participate at his own cost in all health and insurance plans for the period required by applicable federal law.

(b) Non-Competition. Notwithstanding the foregoing, all such payments and benefits under Section 7(a) otherwise continuing for periods after the Executive’s termination of employment shall cease to be paid, and the Bank and the Company shall have no further obligation due with respect thereto, in the event the Executive engages in “Competition” or makes any “Unauthorized Disclosure of Confidential Information.” In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that he will not engage in competition for a period of two (2) years after the Executive’s employment with the Bank or the Company ceases for any reason, including the expiration or nonrenewal of this Agreement. For purposes hereof:

(i) “Competition” means the Executive’s engaging, without the written consent of the board of directors of the Bank or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within 50 miles of any office or branch of the Bank or a Bank affiliate (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves:

(A) engaging in or entering into the business of any banking, lending or any other business activity in which the Bank or any of its affiliates is actively engaged at the time the Executive’s employment ceases, or

(B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Bank or any of its affiliates for the purpose of competing with the products or services provided by the Bank or any of its affiliates, or

(C) employing or soliciting for employment any employees of the Bank or any of its affiliates for the purpose of competing with the Bank or any of its affiliates.

(ii) “Unauthorized Disclosure of Confidential Information” means the use or disclosure of information in violation of Section 9 of this Agreement.

(iii) All determinations regarding whether the Executive has engaged in Competition or made an Unauthorized Disclosure of Confidential Information under this Agreement shall be made by the board of the directors of the Bank reasonably and in good faith.

(iv) For purposes of this Agreement, “customers” or “clients” of the Bank or any of its affiliates means individuals or entities to whom the Bank or any of its affiliates has provided banking, lending, or other similar financial services at any time from June 15, 2000 through the date the Executive’s employment with the Bank ceases.

However, notwithstanding the above, Competition shall not include or prevent the Employee from practicing law, including working as an outside attorney on behalf of financial institutions.

(c) Death or Incapacity. If the Executive’s employment is terminated by reason of death or incapacity in accordance with Section 6(a) hereof, this Agreement shall terminate without further obligation to the Executive or his legal representatives under this Agreement except as otherwise specified in Section 6(a).

(d) Cause; Other Than for Good Reason. If the Executive’s employment shall be terminated for cause, this Agreement shall terminate without further obligation to the Executive other than to pay to the Executive his annual base salary through the date of termination. If the Executive terminates his employment other than for Good Reason, this Agreement shall terminate without further obligation to the Executive.

(e) Remedies. The Executive acknowledges that the restrictions set forth in paragraph 7(b) of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of the Bank. The Executive further acknowledges that if he breaches or threatens to breach any provision of paragraph 7(b), the Bank’s remedies at law will be inadequate, and the Bank will be irreparably harmed. Accordingly, the Bank shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Bank from pursuing all available legal and equitable remedies. In any matter brought by the Executive or the Bank to enforce this Agreement, the Executive and the Bank shall pay their own respective costs and fees, including attorneys’ fees, incurred for bringing or defending such an action.

8. Change of Control.

(a) Notwithstanding any other term or provision of this Agreement, in the event of a Change of Control as hereinafter defined, the Executive may choose either of the following two alternatives, if written notice of his choice is given to the Bank within ninety (90) days of such Change of Control:

(i) the term of this Agreement as provided in Section 2 hereof shall be deemed to have commenced on the occurrence of the Change of Control and shall continue for two (2) consecutive years (24 months) or the balance of the term of this Agreement, whichever is greater; or

(ii) the Executive may resign his employment from the Bank, terminate this Agreement, and receive as severance benefits the continuation for the 24 months immediately following such Change of Control or the provision of written notice under this Agreement, whichever is later, of his salary and benefits as provided in Sections 3 and 4(a) of this Agreement and the vesting and immediate exercisability of any stock options and the receipt of any restricted stock, as provided for in Section 4(b), respectively, provided however, that the aggregate value of all such severance benefits under this Agreement, when added to the value of all other payments or benefits payable to or with respect to the Executive (even though not paid or provided pursuant to this Agreement), which constitute “Parachute payments” under IRC Section 280G shall be reduced to the extent necessary so that none of such benefits and payments

(whether or not paid or provided pursuant to this Agreement) constitute “excess parachute payments” on which an excise tax is imposed pursuant to IRC Section 4999. Any such reduction shall normally be effected first by reducing taxable payments or benefits and then by reducing nontaxable payments and benefits, with noncash payments or benefits being reduced before cash payments or benefits in each such category, unless the Bank and Executive otherwise agree. The severance benefits to be provided by the Bank under this provision shall be provided without regard to whether the Executive becomes employed by another employer.

(b) Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(B) any acquisition by the Company;

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D) any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(E) any acquisition resulting from negotiations that began on or before the date of this Agreement; or

(ii) where individuals who, as of the inception of this Agreement, constitute the board of directors of the Company (the “incumbent board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of ‘proxies or consents by or on behalf of a person other than a member of the board of directors; or

(iii) the shareholders of the Company approve, or the Company otherwise consummates,

(A) a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (i) D of this section; provided however, that the approval by shareholders of the Company or any of its predecessors of an agreement entered into on or before the date of this Agreement shall not constitute a Change of Control herein, or

(B) the sale or other disposition of all or substantially all of the assets of the Company.

9. Confidentiality. The Executive recognizes that as an employee of the Bank he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Bank and the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank or the Company or either of their customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by the Bank.

10. Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Bank or any of its affiliates (the “documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Bank. The documents (and any copies) shall be returned to the Bank upon the Executive’s termination of employment for any reason or at such earlier time or times as the board of directors or its designee may specify.

11. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

12. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

13. Governing, Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

14. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

15. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

16. Binding Effect. This Agreement shall be binding upon the Executive and on the Bank, its successors and assigns effective on the date first above written subject to the approval by the board of directors of the Bank and the Company. The Bank will require any successor to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

17. No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Bank. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Bank agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

18. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

PLANTERS BANK & TRUST COMPANY	VIRGINIA FINANCIAL GROUP, INC.

By	By
Its	Its

24 South Augusta Street Staunton, Virginia 24401-4220	102 South Main Street Culpeper, Virginia 22701 WILLAM DANIEL STEGALL “EXECUTIVE”

Address: